THE SECURITIES REPRESENTED BY HEREIN HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION PURSUANT TO REGULATION S UNDER THE ACT. THESE NOTES CANNOT BE TRANSFERRED, OFFERED, OR SOLD IN THE UNITED STATES OR TO A U.S. PERSON (AS THAT TERM IS DEFINED IN REGULATION S) UNLESS SUCH NOTES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE OFFER OR SALE OF THESE SHARES TO A U.S. PERSON (AS THAT TERM IS DEFINED IN REGULATION S) OR IN THE UNITED STATES IS SUBJECT TO CERTAIN RESTRICTIONS.

AUTOMATIC CONVERTIBLE PROMISSORY NOTE

Date of Issuance: October 14, 2025 Principal Amount: $400,000

Holder: Rob Harpur

FOR VALUE RECEIVED, Favo Capital, Inc., a Nevada corporation (the “Company”), promises to pay to [Investor Name] (the “Holder”), at such place as the Holder may designate in writing, in currently available funds of the United States, the principal sum of Four Hundred Thousand Dollars ($400,000), together with simple interest at the rate of one percent (1%) per annum, unless converted as provided below. Interest shall be computed on a 365-day year or 366-day year, as applicable, and actual days elapsed.

1.       Maturity Date: Unless earlier converted, the principal and accrued interest shall be due and payable on October 14, 2026 (the “Maturity Date”).

2.       Conversion Upon Qualified Financing:

▪  At any time prior to the Maturity Date, the Holder may, at its sole option, convert all or any portion of the outstanding principal and accrued interest into shares of the Company’s common stock at the Conversion Price.

▪  The “Conversion Price” shall be $0.76 per share.

▪  The number of shares issued shall be the principal plus accrued interest (or portion thereof) divided by the Conversion Price, rounded down to the nearest whole share.

3.       Prepayment: The Company may prepay this Note, in whole or in part, by paying the principal and accrued but unpaid interest at the time of prepayment, upon written notice to the Holder. Payments shall be applied first to interest, then to principal.

4.       Repayment or Conversion at Maturity: At the Maturity Date, the Holder may elect to:

▪  Convert the principal and accrued interest into common stock at the Conversion Price.

5.       Representations and Warranties of the Company:

▪  The Company and those executing this Note on its behalf have the full right, power, and authority to execute, deliver, and perform the obligations under this Note, which are not prohibited or restricted under the Company’s articles of incorporation or bylaws. This Note has been duly executed and delivered by an authorized officer and constitutes a valid and legally binding obligation, enforceable in accordance with its terms.

▪  The execution of this Note and compliance with its terms do not conflict with or violate any agreement, contract, or instrument to which the Company is a party or by which it is bound or constitute a default thereunder.

6.       Defaults: The following are events of default under this Note:

▪  The Company’s failure to remit any payment on or before the date due, if such failure is not cured within ten (10) days of written notice of default;

▪  The Company’s dissolution, whether pursuant to its articles of incorporation, bylaws, or applicable laws;

▪  The entry of a court decree adjudging the Company bankrupt or insolvent, or approving a petition for reorganization or similar arrangement under federal or state law, or appointing a receiver, liquidator, or trustee for the Company or a substantial part of its property, which remains unstayed for twenty (20) days;

▪  The Company’s institution of bankruptcy or insolvency proceedings, consent to such proceedings, or admission in writing of its inability to pay debts as they become due.

7.       Rights and Remedies of Holder: Upon an event of default, the Holder may:

▪  Accelerate all amounts due under this Note by written notice, making them immediately payable;

▪  Pursue any other rights or remedies available at law or in equity.

8.       Interest Upon Default: Upon an event of default, the outstanding balance shall accrue interest at one percent (1%) per annum from the date of default until paid or converted in full.

9.       Choice of Law; Venue: This Note shall be governed by the internal substantive laws of the State of Nevada, without regard to its choice of law principles. The exclusive venue for any action arising under this Note shall be the state or federal courts in Clark County, Nevada. The Company and Holder consent to the personal jurisdiction of such courts.

10.   Usury Savings Clause: If the interest rate herein would violate Nevada usury laws, the interest rate shall be the highest permissible rate under such laws.

11.   Costs of Collection: If this Note is collected through legal proceedings or placed with an attorney for collection after default, the Company shall pay the Holder’s reasonable attorneys’ fees and all other costs and expenses of collection.

12.   Miscellaneous:

▪  This Note is binding on the Company and inures to the benefit of the Holder and its successors, assigns, heirs, and legal representatives.

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▪  Any failure or delay by the Holder to enforce any term or exercise any right shall not constitute a waiver.

▪  If any provision is unenforceable, it shall be severed without affecting the remaining provisions.

▪  This Note may not be modified except in a writing signed by both parties.

▪  Time is of the essence.

13.   Notices: Notices shall be given in writing at the address designated by each party, delivered by certified mail, private delivery, or other commercially reasonable means, and deemed given upon receipt.

14.   Waiver of Formalities: All parties waive presentment, dishonor, notice of dishonor, and protest. The Holder may, without notice, renew, extend, or modify the terms of payment or performance, without discharging any party’s liability.

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the Date of Issuance.

Favo Capital, Inc.

By: /s/ Shaun Quin

Name: Shaun Quin Title: President

Acknowledged and Agreed: Investor

By: /s/ Rob Harpur

Name: Rob Harpur

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